Exhibit 99.3

AT WILL EMPLOYMENT AGREEMENT AMENDMENT

Guidance Software, Inc. (“Employer”) and John Colbert, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this as “Employee”), agree to modify the At Will Employment Agreement, dated September 5, 2000 (“Employment Agreement”) between the parties, to reflect the following Amendment (“Agreement”):

1. Last Day of Employment. Employee’s last day of employment with Employer will be January 2, 2008 (“Termination Date”).

2. Change of Title. Effective December 6, 2007 (“Effective Date”), Employee’s title shall change from Chief Executive Officer and Director, to Special Advisor to the Chief Executive Officer (“Change of Title”). After the Change of Title, Employee shall no longer be an Officer or Director of Employer, but Employee shall remain a full-time, at-will employee of Employer under his Employment Agreement and, report to the Chief Executive Officer, until the Termination Date.

3. Consideration. In consideration for signing this Agreement compliance with the promises made herein, Employer agrees:

a. Final Paycheck and Vacation Accrual. On the Termination Date, Employee shall receive a payment consisting of pro-rated salary payments normally made to Employee through and including January 1, 2008, plus that amount which reflects the value of any outstanding and unused but accrued vacation days, less lawful deductions;

b. 2007 Bonus Plan Payment. On the Effective Date, Employee shall retain the right to receive a cash bonus that would have been paid to him had he remained Chief Executive Officer of the Company, through December 31, 2007, in a compensation plan established for Employee by the Board of Directors (“2007 Bonus Plan”), including modifications reflected in subsequent Board meeting minutes. If, prior to the payment of executive bonuses under the 2007 Bonus Plan, the Board makes concessions, alterations or otherwise changes the 2007 Bonus Plan to the benefit of other executives who are included in the 2007 Bonus Plan, Employee shall also benefit from those adjustments. If Employee is terminated without cause prior to the Termination Date, the conditions of this section will remain fully in effect. If the conditions of the Annual Bonus Plan are achieved, the bonus to Employee will be paid in US currency, via check or wire transfer, either at the same time that the Named Executive Officers of the Company are paid bonuses or within 15 calendar days of the reconciliation of revenue by the Company; whichever occurs first;

c. Stock Options. Until the Termination Date, Employee shall continue, without interruption, to enjoy the benefits as an Employee, for Stock Options previously granted to Employee under the First Amended and Restated 2004 Equity Incentive Plan (“Equity Plan”). Specifically, provided he remains a full-time employee of Employer until January 1, 2008, Employee shall realize the vesting of unvested stock options representing

16,911 shares of Guidance Common Stock and scheduled to vest on January 1, 2008 under the terms of the Equity Plan (“Unvested Options”).

d. Following the termination of his health benefits at 12:01am on February 1, 2008, Employee shall be entitled to elect to continue, at his cost, coverage under the GUIDANCE health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

e. Termination without Cause. If the Employee is terminated by Employer, without cause, prior to the Termination Date, within thirty (30) days after the Termination Date, Employer shall make a one-time cash compensation payment to Employee in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000.00), which represents the value of the loss incurred by Employee because of such termination.

4. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state in which Employee was employed at the time of his last day of employment without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to enforce any term or terms of this Agreement and seek damages, penalties or other relief resulting from the breach.

5. Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer or Employee of any liability or unlawful conduct of any kind.

6. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

7. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

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/s/ John Colbert
John Colbert

Date:	12/6/2007

GUIDANCE SOFTWARE, INC.

By:	/s/ Dale Fuller, Director
Dale Fuller, Director

Date:	12/6/2007